Filed Pursuant to Rule 433

Registration No. 333-182394

AMÉRICA MÓVIL, S.A.B. de C.V.

FINAL TERM SHEET

€600,000,000

1.0% Senior Notes due 2018

May 28, 2014

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	1.0% Senior Notes due 2018 (the “Notes”)

Aggregate Principal Amount:	€600,000,000

Price to Public:	99.677% of principal amount, plus accrued interest, if any, from June 4, 2014

Maturity:	June 4, 2018

Coupon:	1.0% per year

Optional Redemption:	Make-whole call at Bund Rate plus 13 basis points

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Yield to Maturity:	1.083% (annualized)

Benchmark Instrument:	OBL#166 0.25% due April 2018

Benchmark Yield:	0.215%

Mid-Swaps Yield:	0.583%

Spread to Benchmark:	+86.8 bps

Spread to Mid-Swaps:	+50 bps

Minimum Denomination:	€100,000 and multiples of €1,000 in excess thereof

ISIN:	XS1074479384

Common Code:	107447938

Interest Payment Dates:	June 4 of each year, commencing on June 4, 2015

Trade Date:	May 28, 2014

Settlement Date:	June 4, 2014 (T+5)

Joint Book-Running Managers:	Banca IMI S.p.A.
Banco Bilbao Vizcaya Argentaria, S.A.
Société Générale

Co-Manager:	BNP Paribas

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form F-3 (Registration No. 333-182394).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Société Générale at 1-855-881-2108.

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